EX-99.2 NEWS RELEASE DATED DECEMBER 21, 2006

News Release: December 21, 2006

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank Announces New Director to Represent Montana

Seattle, WA -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that Gordon Zimmerman, president, assistant corporate secretary, and a member of the board of directors of Community Bank, Inc., in Ronan, Montana, will join the Seattle Bank's Board of Directors.

A graduate of the University of Montana, the University of Colorado, and the Executive Banking Institute, Mr. Zimmerman began his career in the financial services industry with KPMG Peat Marwick, where as a manager in the firm's audit department, he specialized in matters relating to real estate, financial institutions, SEC regulation, and technology. Following his tenure at KPMG, Mr. Zimmerman served as chief financial officer for several venture capital entities, including Southwest Value Partners of Scottsdale, Arizona, and Pack River Ltd. LLC, in Sandpoint, Idaho. In 1998, he joined Pend Oreille Bank in Sandpoint, Idaho, where he served as chief financial officer, president, and board member, until he joined Community Bank, Inc. in 2003.

Mr. Zimmerman is a licensed CPA in Montana, a member of the American Institute of Certified Public Accountants, and a member of the Montana Bankers Association.

The Seattle Bank's Board of Directors appointed Mr. Zimmerman to fill the Montana director position, which will be vacated with the retirement of James H. Strosahl on December 31, 2006. Mr. Zimmerman will complete Mr. Strosahl's unexpired term, which will end December 31, 2008.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.